Exhibit 99.1

Autodesk announces Betsy Rafael to step down from Board of Directors

SAN FRANCISCO, CA. – April 2, 2025 – Autodesk, Inc. (NASDAQ: ADSK) today announced that Elizabeth “Betsy” Rafael has informed the Autodesk Board of Directors of her intention not to seek re-election at the company's 2025 Annual Meeting of Stockholders. Ms. Rafael joined the Autodesk Board in September 2013, served as Audit Committee chair from March 2016 to May 2024 and served as Interim CFO from May 31, 2024, until December 16, 2024. Ms. Rafael’s decision not to stand for re-election aligns with the completion of her tenure as an advisor to Autodesk, which concludes on April 30, 2025.

“On behalf of the full Board, I would like to express my sincere gratitude for Betsy’s outstanding contributions and commitment to Autodesk over more than a decade,” said Andrew Anagnost, Autodesk president and CEO. “Betsy has overseen a period of significant growth at Autodesk, and her exceptional leadership and expertise have been instrumental in shaping our long-term vision. Betsy also stepped in as Interim CFO at an important time in Autodesk’s journey, and her leadership of the finance organization has positioned Autodesk for success in the future.”

“Autodesk is a great company with a bright future, well positioned to build on its momentum and continue delivering strong financial and operational performance.” said Ms. Rafael. “I wish the team continued success in the years ahead.”

About Autodesk

The world's designers, engineers, builders, and creators trust Autodesk to help them design and make anything. From the buildings we live and work in, to the cars we drive and the bridges we drive over. From the products we use and rely on, to the movies and games that inspire us. Autodesk's Design and Make Platform unlocks the power of data to accelerate insights and automate processes, empowering our customers with the technology to create the world around us and deliver better outcomes for their business and the planet. For more information, visit autodesk.com or follow @autodesk. #MakeAnything

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

CONTACTS:

Investors, Simon Mays-Smith, 415-746-0137, simon.mays-smith@autodesk.com;

Press, autodesk.pr@autodesk.com; FGS Global: John Christiansen/Jared Levy/Warren Rizzi, Autodesk@FGSGlobal.com